August 18, 2014

Cancer Genetics Inc. Completes Acquisition of BioServe India, a Premier Genomics and Next-Generation Sequencing Company

Cancer Genetics Now Positioned to Participate in High-Growth Indian Diagnostics Market, Where More Than 1 Million New Cancer Cases Are Diagnosed Each Year Cancer Genetics Derives Immediate Revenue Through BioServe India's Clients, Which Include Dr. Reddy's Laboratories, Piramal Life Sciences, NATCO Pharma, the Indian Institute of Science Education and Research, and the Center for Cellular and Molecular Biology
Cancer Genetics Will Develop BioServe India's 14,000-Square-Foot Accredited Laboratory into a Center of Excellence for Biomarker Analysis, Next-Generation Sequencing and Oncology Diagnostics

RUTHERFORD, N.J. and HYDERABAD, India, Aug. 18, 2014 (GLOBE NEWSWIRE) --
Cancer Genetics, Inc. (Nasdaq:CGIX) ("CGI" or "The Company"), an emerging leader in DNA-based cancer diagnostics, today closed the announced acquisition of BioServe Biotechnologies (India) Pvt. Ltd., a premier genomics services provider serving both the research and clinical markets in India.

BioServe India, which operates out of a 14,000-square-foot, state-of-the-art genomics facility in Hyderabad, has serviced over 200 clients with best-in-class genomic services, including next-generation sequencing, genotyping and DNA synthesis. CGI will benefit from immediate revenue through BioServe India's long-term contracts with academic and research institutions and its capabilities in genetic research, test development and genomic analysis.

BioServe India's clients include some of the leaders in the Indian life sciences industry, including Dr. Reddy's Laboratories, NATCO Pharmaceuticals, Piramal Life Sciences, the Indian Institute of Science Education and Research and the Centre for Cellular and Molecular Biology.

"We are excited to be joining Cancer Genetics," said Venkatadri Bobba, general partner of Ventureast, India's premier venture capital fund and a board member at BioServe India.

"This merger will allow us to improve patient care in India by delivering cutting-edge, patented cancer diagnostic technologies and allow us to offer an even broader range of state-of-the-art services to biopharma customers, hospitals and academic research institutions."

India is recognized as a high-growth market for molecular diagnostics and oncology services. More than 1 million new cases of cancer are diagnosed in India each year, and incidence rates are expected to rise by more than 72 percent by 2025. Additionally, according to Frost and Sullivan, healthcare spending is expected to increase at an average annual rate of 17 percent, reaching $160 billion by 2017.

CGI's CEO, Panna Sharma, said the acquisition places the company in a unique position to meet the growing need for genomic-based cancer diagnostics in this market. He anticipates wide adoption of CGI's proprietary tests for non-Hodgkins lymphomas and leukemias, kidney cancer and cervical cancer. "In particular, the acquisition positions CGI to revolutionize cervical cancer screening and treatment in India, where 123,000 new cases are diagnosed annually," he said.

"We now have a growing pipeline of potential clients and collaborators for our non-invasive cervical cancer test in India, where cervical cancer is the leading cause of cancer death in women, accounting for 25 percent of global cervical cancer deaths," Sharma said. "FHACT® will provide physicians in India with critical genomic information to provide improved screening for cervical cancer in both urban and rural settings."

"The expansion into India will also allow CGI to leverage its resources and scale its operations, while strengthening its capabilities in molecular testing, DNA synthesis, biomarker analysis and next-generation sequencing," Sharma said. He described the Hyderabad laboratory as an important resource that will allow CGI to access high-growth markets for oncology diagnostics and reduce costs associated with product manufacturing, test development and genomic data analysis.

CGI acquired BioServe India for approximately $1.9 million, largely in CGIX stock and other deferred consideration. Under the terms of the agreement, BioServe India will be a wholly owned subsidiary of CGI that will be renamed Cancer Genetics India. CGI plans on retaining BioServe India's 33 employees, and expanding and strengthening the team.

"This acquisition is an important milestone for CGI, as we now have the clinical diagnostics infrastructure and resources to deliver critical genomic oncology services at a time when India has placed a high priority on expanding its healthcare capabilities," Sharma said.

About Cancer Genetics

Cancer Genetics, Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals, as well as biopharma and biotech companies. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward- looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Company's Form 10-K for the year ended December 31 2013 and Form 10-Q for the quarter ended June 30, 2014 and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

CONTACT: Public Relations
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Media Relations Paul Kuntz
RedChip Companies, Inc. 800-733-2447, ext. 105
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Investor Relations Michael Rice
LifeSci Advisors, LLC 646-597-6997

Source: Cancer Genetics